AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This agreement, dated as of December 29, 2008 ("Agreement"), by and among CHINA GREEN AGRICULTURE, INC. (f/k/a Discovery Technology, Inc.), a Nevada corporation (the “Company”), and each of the other signatories hereto (collectively, the “Investors”), amends that certain Registration Rights Agreement, dated as of December 24, 2007 (the “RRA”), by and among the Company and the other parties signatory thereto.  Each of the capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the RRA.

RECITALS:

WHEREAS, on December 26, 2007 (the “Closing Date”), the Company and the Investors, along with other investors, consummated a private placement by entering into a Securities Purchase Agreement (the “SPA”) and its ancillary documents (including the RRA) pursuant to which the Company issued and sold to the Investors, along with other investors, an aggregate of 6,313,617 shares of common stock of the Company for a total of $20,519,255;

WHEREAS, pursuant to Section 2(a) of the RRA, the Company was obligated to cause the Registration Statement to be declared effective by the Commission by the earlier of the following dates (the “Effectiveness Dates”):

O	May 24, 2008 (the 150th day following the Closing Date), or
O
The fifth trading day (i.e., the fifth day on which securities exchanges are open for business) following the day on which the Commission notifies the Company that the Registration Statement will not be reviewed or is no longer subject to further review and comments by the Commission.

WHEREAS, the Registration Statement was declared effective by the Commission on August 6, 2008; and

WHEREAS, pursuant to Section 2(e) of the RRA, the Company is required to pay each Holder liquidated damages for the late effectiveness of the Registration Statement in cash and the parties hereto desire to amend such section such that certain liquidated damages may be paid in the form of Common Stock.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section1.  Amendment to Section 2(e) of the RRA.  Section 2(e) of the RRA shall be deleted and replaced with the following: If: (i) a Registration Statement is not filed on or prior to its Filing Date covering the Registrable Securities required under this Agreement to be included therein (if the Company files a Registration Statement without affording the Holders the opportunity to review and comment on the same as required by Section 3(a) hereof, the Company shall not be deemed to have satisfied this clause (i)), or (ii) a Registration Statement is not declared effective by the Commission on or prior to its required Effectiveness Date or if by the Business Day immediately following the Effective Date, the Company shall not have filed a “final” prospectus for the Registration Statement with the Commission under Rule 424(b) in accordance with the terms hereof (whether or not such a prospectus is technically required by such Rule), or (iii) after its Effective Date, without regard for the reason thereunder or efforts therefor, such Registration Statement ceases for any reason to be effective and available to the Holders as to all Registrable Securities to which it is required to cover at any time prior to the expiration of its Effectiveness Period for more than an aggregate of 30 Trading Days (which need not be consecutive) (any such failure or breach being referred to as an "Event," and for purposes of clauses (i) or (ii) the date on which such Event occurs, or for purposes of clause (iii) the date which such 30 Trading Day-period is exceeded, being referred to as "Event Date"), then in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash as partial liquidated damages and not as a penalty, equal to 1.0% of the aggregate Investment Amount paid by such Holder for Shares pursuant to the Purchase Agreement.  The parties agree that in no event will the Company be liable for liquidated damages under this Agreement in excess of 1.0% of the aggregate Investment Amount of the Holders in any 30-day period and the maximum aggregate liquidated damages payable to a Holder under this Agreement (which maximum amount payable shall only be relevant to amounts paid pursuant to this Section 2(e) and shall expressly not apply to any amounts payable under any other section of this or any other Transaction Document) shall be ten percent (10%) of the aggregate Investment Amount paid by such Holder pursuant to the Purchase Agreement.  The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event (except in the case of the first Event Date), and shall cease to accrue (unless earlier cured) upon the expiration of the Effectiveness Period. Notwithstanding anything to the contrary set forth above, for the liquidated damages incurred as a result of the late effectiveness of the initial Registration Statement required to be filed pursuant to Section 2(a) of the RRA which was not effective by the Effectiveness Dates, in lieu of payment of the liquidated damages in cash, the Company may issue to each Holder a number of shares of restricted Common Stock, as partial liquidated damages and not as a penalty, equal to the amount of the liquidated damages due in cash as set forth above, divided by $3.30 a share.  Such shares shall be issued to each Holder within three trading days following the date of this Agreement.

Section 2.  Miscellaneous.

(a)           Expenses.  Each party shall bear its own costs and expenses, including legal fees, incurred or sustained in connection with the preparation of this Agreement and related matters.

(b)           Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of no less than a majority in interest of the then outstanding Registrable Securities.

(c)           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the RRA.

(d)           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties

(e)           Execution and Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(f)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the RRA.

(g)           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h)           Headings.  The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(i)           Independent Nature of Investors’ Obligations and Rights.  The obligations of each Investor hereunder are several and not joint with the obligations of any other Investors hereunder, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Investor shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

COMPANY:

CHINA GREEN AGRICULTURE, INC.

By:
Name: Tao Li
Title: President & Chief Executive Officer

[The Investors’ Signature Pages Are to Follow.]